Exhibit 2

Pro Forma Information
2015 and Half year 2016

1/51

Press Office: +31 88 659 5134 Investor Relations: +31 88 659 5213 www.aholddelhaize.com	Social Media Twitter: @AholdDelhaizeNews Youtube: @CommunicationsAholdDelhaize LinkedIn: @AholdDelhaize

Pro forma information
Introduction

Introduction

Following the completion of the merger between Koninklijke Ahold N.V. (“Ahold”) and Delhaize Group NV/SA (“Delhaize”) on July 23, 2016, today Ahold Delhaize (or the “Company” or “Group” or “Ahold Delhaize Group”) published unaudited pro forma condensed combined financial information (“pro forma information”), comprising pro forma adjustments to key historical data and results of the combined Group and its reportable segments. The content of this pro forma information has not been audited or reviewed by an independent external auditor and maybe subject to change.

The pro forma information presented in this communication is not, and does not form part of, official (interim) accounts or reports and is prepared and published only for illustrative purposes in connection with the recently completed merger. We are providing the pro forma information to present the effect of Ahold’s merger with Delhaize. The information is not intended to revise past performance, but instead to provide a comparative basis for the assessment of current performance. The pro forma information includes the historical results of Ahold and Delhaize, which are presented in accordance with IFRS as issued by the IASB, and as adopted by the European Union.

The pro forma information is presented in a format that is aligned with Ahold Delhaize’s future quarterly reporting. It is based on the historical Ahold and Delhaize quarters. The following main adjustments, based upon our estimates, to the combined historical data were made to arrive at the pro forma information (for more detailed information on these adjustments, refer to Note 2 “Basis of presentation” under “Notes to the pro forma financial information”):

•	Exclusion of the performance of remedy stores and other divestments
•	Exclusion of merger transaction costs
•	Inclusion of Purchase Price Allocation (“PPA”) effects
•	Alignment of Global Support Office functions and related costs
•	Alignment of foreign exchange rates used in the translation of foreign group entities

The pro forma information has been prepared to give effect to the merger as if it had occurred on the first day of Ahold’s 2015 financial year, using the fair values established as of July 23, 2016 (the merger date), as the basis for the PPA effects estimates. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize. The Company does not claim or represent that the pro forma information is indicative of what the results would have been had the merger taken place as of the date indicated or of the results that may be achieved in the future.

No pro forma adjustments have been made for the difference in the number of weeks in the reported periods, since Ahold Delhaize will align the reporting calendar in 2017. After the calendar is aligned (using a 4/4/5-week calendar with four equal quarters of 13 weeks), Ahold Delhaize will provide new pro forma information for 2016 during the course of the first quarter of 2017, to establish a revised comparative basis for assessing the Company’s performance. The pro forma information has not been adjusted for any expected cost savings, synergies, restructuring actions or non-recurring items, except for merger transaction costs, that may result from the merger between Ahold and Delhaize.

Page 2/51

Pro forma information
Introduction

Ahold Delhaize’s retail operations are presented in the following five reportable segments:

•	Ahold USA
•	Delhaize America
•	The Netherlands
•	Belgium
•	Central and Southeastern Europe

Refer to section “Summary performance by segment” for more information on the segments.

Page 3/51

Pro forma information
Summary group performance

Summary group performance

€ million, except per share data and margin	Pro forma
	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

Net sales	60,881	16,642	14,396	14,176	15,667	32,280	17,444	14,836
Operating income	1,899	446	474	421	558	1,048	548	500
Net financial expenses	(425)	(154)	(86)	(95)	(90)	(202)	(112)	(90)
Income taxes	(298)	(63)	(85)	(46)	(104)	(202)	(104)	(98)
Share in income of joint ventures	26	4	4	16	2	12	7	5
Income from continuing operations	1,202	233	307	296	366	656	339	317
Net income	1,203	226	308	302	367	656	339	317
Basic earnings per share from continuing operations	0.95	0.18	0.24	0.23	0.29	0.52	0.27	0.25

Underlying EBITDA	3,862	996	920	897	1,049	2,086	1,116	970
Underlying EBITDA margin	6.3%	6.0%	6.4%	6.3%	6.7%	6.5%	6.4%	6.5%
Underlying operating income	2,155	518	512	492	633	1,177	621	556
Underlying operating margin	3.5%	3.1%	3.6%	3.5%	4.0%	3.6%	3.6%	3.7%
Underlying income from continuing operations	1,410	314	335	344	417	745	387	358
Underlying earnings per share from continuing operations	1.11	0.25	0.26	0.27	0.33	0.59	0.30	0.28
Free cash flow	1,652	68	675	164	745	482	14	468

Page 4/51

Pro forma information
Summary performance by segment

Summary performance by segment

Ahold Delhaize’s retail operations are presented in five reportable segments. In addition, Other retail, consisting of Ahold Delhaize’s unconsolidated joint ventures JMR - Gestão de Empresas de Retalho, SGPS, S.A. (“JMR”) and P.T. Lion Super Indo, LLC (“Super Indo”), and Ahold Delhaize’s Global Support Office are presented separately.

Operating companies in all reportable segments sell a wide range of perishable and non-perishable food and non-food consumer products.

Reportable segment	Operating segments included in the Reportable segment

Ahold USA	Stop & Shop, Giant Landover, Giant Carlisle and Peapod
Delhaize America	Food Lion and Hannaford
The Netherlands	Albert Heijn (including the Netherlands, Belgium and Germany), Etos, Gall & Gall and bol.com (including the Netherlands and Belgium)
Belgium	Delhaize Belgium and Delhaize Luxembourg
Central and Southeastern Europe	Albert (Czech Republic), Alfa Beta (Greece), Mega Image (Romania) and Delhaize Serbia (Republic of Serbia )

Other	Included in Other

Other retail	Unconsolidated joint ventures JMR (49%) and Super Indo (51%)
Global Support Office	Global Support Office staff (the Netherlands, Belgium, Switzerland and the United States)

Page 5/51

Pro forma information
Summary performance by segment

Ahold USA

	Historical information		Pro forma
	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

€ million
Net sales	23,732	12,834	23,106	6,837	5,257	5,109	5,903	12,516	7,123	5,393
Operating income	878	473	859	233	191	192	243	464	261	203
Underlying EBITDA	1,605	873	1,572	449	356	356	411	856	492	364
Underlying EBITDA margin	6.8%	6.8%	6.8%	6.6%	6.8%	7.0%	7.0%	6.8%	6.9%	6.7%
Underlying operating income	940	506	922	251	209	207	255	497	285	212
Underlying operating margin	4.0%	3.9%	4.0%	3.7%	4.0%	4.1%	4.3%	4.0%	4.0%	3.9%
Comparable sales growth	(1.2)%	0.1%	(1.1)%	(2.2)%	(0.4)%	(1.5)%	0.2%	0.3%	0.1%	0.4%
Comparable sales growth excluding gasoline	1.1%	1.2%	1.1%	0.2%	2.0%	0.6%	1.9%	1.3%	1.1%	1.5%

$ million
Net sales	26,350	14,321	25,654	7,662	5,853	5,688	6,451	13,966	7,904	6,062
Operating income	974	527	954	261	213	214	266	517	289	228

Page 6/51

Pro forma information
Summary performance by segment

Delhaize America

	Historical information		Pro forma
	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

€ million
Net sales	16,038	8,095	15,146	3,647	3,814	3,863	3,822	7,644	3,801	3,843
Operating income	604	307	483	113	125	135	110	244	122	122
Underlying EBITDA	1,063	541	995	238	250	262	245	503	252	251
Underlying EBITDA margin	6.6%	6.7%	6.6%	6.5%	6.6%	6.8%	6.4%	6.6%	6.6%	6.5%
Underlying operating income	640	326	519	121	128	145	125	262	130	132
Underlying operating margin	4.0%	4.0%	3.4%	3.3%	3.4%	3.8%	3.3%	3.4%	3.4%	3.4%
Comparable sales growth[1]	2.2%	2.6%	2.1%	3.2%	1.6%	1.6%	2.2%	2.6%	2.0%	3.0%

$ million
Net sales	17,794	9,033	16,828	4,123	4,219	4,295	4,191	8,536	4,198	4,338
Operating income	670	343	537	128	139	149	121	272	135	137

1.	This metric is calculated using the future Ahold Delhaize definition and therefore differs from the metric previously reported by Delhaize. For more information, see “Use of non-GAAP financial measures and operational metrics.”

The Netherlands

€ million	Historical information		Pro forma
	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

Net sales	12,699	6,955	12,624	3,727	2,872	2,780	3,245	6,907	3,904	3,003
Operating income	557	329	551	157	131	120	143	323	176	147
Underlying EBITDA	850	497	840	247	189	189	215	491	270	221
Underlying EBITDA margin	6.7%	7.1%	6.7%	6.6%	6.6%	6.8%	6.6%	7.1%	6.9%	7.4%
Underlying operating income	578	346	570	164	129	127	150	340	185	155
Underlying operating margin	4.6%	5.0%	4.5%	4.4%	4.5%	4.6%	4.6%	4.9%	4.7%	5.2%
Comparable sales growth	3.7%	3.3%	3.7%	3.0%	4.0%	4.5%	3.5%	3.3%	3.2%	3.5%

Page 7/51

Pro forma information
Summary performance by segment

Belgium

	Historical information		Pro forma
€ million	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

Net sales	4,983	2,511	4,859	1,148	1,225	1,193	1,293	2,449	1,194	1,255
Operating income (loss)	22	56	1	(9)	20	(18)	8	52	17	35
Underlying EBITDA	231	137	233	49	72	50	62	139	66	73
Underlying EBITDA margin	4.6%	5.5%	4.8%	4.3%	5.9%	4.2%	4.8%	5.7%	5.5%	5.8%
Underlying operating income	106	76	86	11	34	13	28	67	30	37
Underlying operating margin	2.1%	3.0%	1.8%	1.0%	2.8%	1.1%	2.2%	2.7%	2.5%	2.9%
Comparable sales growth[1]	0.1%	3.2%	0.2%	(2.8)%	(1.4)%	1.9%	4.0%	3.2%	3.9%	2.6%

1.     This metric is calculated using the future Ahold Delhaize definition and therefore differs from the metric previously reported by Delhaize. For more information, see “Use of non-GAAP  financial measures and operational metrics.”

Central and Southeastern Europe

	Historical information		Pro forma

€ million	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

Net sales	5,146	2,764	5,146	1,283	1,228	1,231	1,404	2,764	1,422	1,342
Operating income	160	90	165	9	37	44	75	93	42	51
Underlying EBITDA	326	169	335	59	76	79	121	174	83	91
Underlying EBITDA margin	6.3%	6.1%	6.5%	4.6%	6.2%	6.4%	8.6%	6.3%	5.8%	6.8%
Underlying operating income	188	96	193	22	41	44	86	100	44	56
Underlying operating margin	3.7%	3.5%	3.8%	1.7%	3.3%	3.6%	6.1%	3.6%	3.1%	4.2%
Comparable sales growth[1]	2.5%	6.5%	2.5%	(1.1)%	2.2%	3.1%	5.4%	6.5%	6.6%	6.4%
Comparable sales growth excluding gasoline[1]	2.6%	6.8%	2.6%	(1.0)%	2.3%	3.4%	5.5%	6.8%	7.0%	6.6%

1.	This metric is calculated using the future Ahold Delhaize definition and therefore differs from the metric previously reported by Delhaize. For more information, see “Use of non-GAAP financial measures and operational metrics.”

Page 8/51

Pro forma information
Summary performance by segment

 Global Support Office

€ million	Historical information		Pro forma
	FY 2015	HY 2016	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016

Operating loss	(207)	(132)	(160)	(57)	(30)	(52)	(21)	(128)	(70)	(58)
Underlying EBITDA	(90)	(63)	(113)	(46)	(23)	(39)	(5)	(77)	(47)	(30)
Underlying operating loss	(119)	(78)	(135)	(51)	(29)	(44)	(11)	(89)	(53)	(36)

Page 9/51

Pro forma information
Pro forma financial information

Pro forma financial information

The pro forma information includes the historical results of Ahold and Delhaize and adjustments to these results, as explained in the basis of presentation under Note 2 to the “Notes to the pro forma financial information.” The accompanying notes are an integral part of this pro forma information.

Group pro forma information

Full year 2015

	Historical information				Pro forma adjustments			Pro forma

€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net Sales	38,203	24,395	62,598	(1,695)	—	—	(22)	60,881

Underlying operating income	1,461	872	2,333	(94)	—	(84)	—	2,155
Impairments	(39)	(30)	(69)	1	—	—	—	(68)
Gains / (losses) on the disposal of assets	18	(15)	3	1	—	—	1	5
Restructuring and related charges and other	(122)	(131)	(253)	—	62	—	(2)	(193)
Adjustments to operating income	(143)	(176)	(319)	2	62	—	(1)	(256)
Operating income	1,318	696	2,014	(92)	62	(84)	(1)	1,899
Net financial expenses	(265)	(236)	(501)	5	—	72	(1)	(425)
Income taxes	(224)	(97)	(321)	33	(16)	5	1	(298)
Share in income of joint ventures	20	6	26	—	—	—	—	26
Income from continuing operations	849	369	1,218	(54)	46	(7)	(1)	1,202
Adjustments to operating income from above	143	176	319	(2)	(62)	—	1	256
Underlying adjustment to financial expenses	—	43	43	—	—	—	—	43
Underlying adjustment to income taxes	(42)	(66)	(108)	—	16	—	1	(91)
Underlying income from continuing operations	950	522	1,472	(56)	—	(7)	1	1,410

Net income	851	367	1,218	(54)	46	(7)	—	1,203

Underlying operating income	1,461	872	2,333	(94)	—	(84)	—	2,155
Depreciation and amortization[1]	993	659	1,652	(34)	—	90	(1)	1,707
Underlying EBITDA	2,454	1,531	3,985	(128)	—	6	(1)	3,862

Underlying operating margin	3.8%	3.6%	3.7%					3.5%
Underlying EBITDA margin	6.4%	6.3%	6.4%					6.3%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 10/51

Pro forma information
Pro forma financial information

Q1 2015

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	11,289	5,820	17,109	(451)	—	—	(16)	16,642

Underlying operating income	390	173	563	(24)	—	(21)	—	518
Impairments	(14)	(7)	(21)	—	—	—	—	(21)
Gains / (losses) on the disposal of assets	2	(1)	1	—	—	—	1	2
Restructuring and related charges and other	(32)	(21)	(53)	—	—	—	—	(53)
Adjustments to operating income	(44)	(29)	(73)	—	—	—	1	(72)
Operating income	346	144	490	(24)	—	(21)	1	446
Net financial expenses	(79)	(96)	(175)	1	—	19	1	(154)
Income taxes	(58)	(13)	(71)	9	—	1	(2)	(63)
Share in income of joint ventures	2	1	3	—	—	—	1	4
Income from continuing operations	211	36	247	(14)	—	(1)	1	233
Adjustments to operating income from above	44	29	73	—	—	—	(1)	72
Underlying adjustment to financial expenses	—	40	40	—	—	—	—	40
Underlying adjustment to income taxes	(13)	(18)	(31)	—	—	—	—	(31)
Underlying income from continuing operations	242	87	329	(14)	—	(1)	—	314

Net income	213	28	241	(14)	—	(1)	—	226

Underlying operating income	390	173	563	(24)	—	(21)	—	518
Depreciation and amortization[1]	302	164	466	(10)	—	22	—	478
Underlying EBITDA	692	337	1,029	(34)	—	1	—	996

Underlying operating margin	3.5%	3.0%	3.3%					3.1%
Underlying EBITDA margin	6.1%	5.8%	6.0%					6.0%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 11/51

Pro forma information
Pro forma financial information

Q2 2015

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	8,688	6,114	14,802	(406)	—	—	—	14,396

Underlying operating income	331	223	554	(21)	—	(21)	—	512
Impairments	(3)	—	(3)	1	—	—	(1)	(3)
Gains / (losses) on the disposal of assets	7	(1)	6	—	—	—	(1)	5
Restructuring and related charges and other	(34)	(35)	(69)	—	29	—	—	(40)
Adjustments to operating income	(30)	(36)	(66)	1	29	—	(2)	(38)
Operating income	301	187	488	(20)	29	(21)	(2)	474
Net financial expenses	(61)	(43)	(104)	2	—	17	(1)	(86)
Income taxes	(49)	(39)	(88)	6	(8)	2	3	(85)
Share in income of joint ventures	4	1	5	—	—	—	(1)	4
Income from continuing operations	195	106	301	(12)	21	(2)	(1)	307
Adjustments to operating income from above	30	36	66	(1)	(29)	—	2	38
Underlying adjustment to financial expenses	—	1	1	—	—	—	—	1
Underlying adjustment to income taxes	(10)	(10)	(20)	1	8	—	—	(11)
Underlying income from continuing operations	215	133	348	(12)	—	(2)	1	335

Net income	195	106	301	(12)	21	(2)	—	308

Underlying operating income	331	223	554	(21)	—	(21)	—	512
Depreciation and amortization[1]	226	168	394	(8)	—	23	(1)	408
Underlying EBITDA	557	391	948	(29)	—	2	(1)	920

Underlying operating margin	3.8%	3.7%	3.7%					3.6%
Underlying EBITDA margin	6.4%	6.4%	6.4%					6.4%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 12/51

Pro forma information
Pro forma financial information

Q3 2015

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	8,440	6,141	14,581	(404)	—	—	(1)	14,176

Underlying operating income	319	218	537	(23)	—	(21)	(1)	492
Impairments	(8)	(3)	(11)	—	—	—	2	(9)
Gains / (losses) on the disposal of assets	2	(4)	(2)	—	—	—	1	(1)
Restructuring and related charges and other	(29)	(44)	(73)	—	13	—	(1)	(61)
Adjustments to operating income	(35)	(51)	(86)	—	13	—	2	(71)
Operating income	284	167	451	(23)	13	(21)	1	421
Net financial expenses	(60)	(54)	(114)	1	—	18	—	(95)
Income taxes	(49)	(2)	(51)	9	(3)	1	(2)	(46)
Share in income of joint ventures	14	2	16	—	—	—	—	16
Income from continuing operations	189	113	302	(13)	10	(2)	(1)	296
Adjustments to operating income from above	35	51	86	—	(13)	—	(2)	71
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(10)	(18)	(28)	—	3	—	2	(23)
Underlying income from continuing operations	214	146	360	(13)	—	(2)	(1)	344

Net income	189	119	308	(13)	10	(2)	(1)	302

Underlying operating income	319	218	537	(23)	—	(21)	(1)	492
Depreciation and amortization[1]	227	164	391	(8)	—	22	—	405
Underlying EBITDA	546	382	928	(31)	—	1	(1)	897

Underlying operating margin	3.8%	3.5%	3.7%					3.5%
Underlying EBITDA margin	6.5%	6.2%	6.4%					6.3%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 13/51

Pro forma information
Pro forma financial information

Q4 2015

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	9,786	6,320	16,106	(434)	—	—	(5)	15,667

Underlying operating income	421	258	679	(26)	—	(21)	1	633

Impairments	(14)	(20)	(34)	—	—	—	(1)	(35)
Gains / (losses) on the disposal of assets	7	(9)	(2)	1	—	—	—	(1)
Restructuring and related charges and other	(27)	(31)	(58)	—	20	—	(1)	(39)
Adjustments to operating income	(34)	(60)	(94)	1	20	—	(2)	(75)
Operating income	387	198	585	(25)	20	(21)	(1)	558
Net financial expenses	(65)	(43)	(108)	1	—	18	(1)	(90)
Income taxes	(68)	(43)	(111)	9	(5)	1	2	(104)
Share in income of joint ventures	—	2	2	—	—	—	—	2
Income from continuing operations	254	114	368	(15)	15	(2)	—	366
Adjustments to operating income from above	34	60	94	(1)	(20)	—	2	75
Underlying adjustment to financial expenses	—	2	2	—	—	—	—	2
Underlying adjustment to income taxes	(9)	(20)	(29)	(1)	5	—	(1)	(26)
Underlying income from continuing operations	279	156	435	(17)	—	(2)	1	417

Net income	254	114	368	(15)	15	(2)	1	367

Underlying operating income	421	258	679	(26)	—	(21)	1	633
Depreciation and amortization[1]	238	163	401	(8)	—	23	—	416
Underlying EBITDA	659	421	1,080	(34)	—	2	1	1,049

Underlying operating margin	4.3%	4.1%	4.2%					4.0%
Underlying EBITDA margin	6.7%	6.7%	6.7%					6.7%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 14/51

Pro forma information
Pro forma financial information

Half year 2016

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	20,720	12,439	33,159	(873)	—	—	(6)	32,280

Underlying operating income	804	468	1,272	(54)	—	(40)	(1)	1,177
Impairments	(26)	(26)	(52)	6	—	—	—	(46)
Gains / (losses) on the disposal of assets	3	(8)	(5)	—	—	—	—	(5)
Restructuring and related charges and other	(66)	(26)	(92)	(1)	15	—	—	(78)
Adjustments to operating income	(89)	(60)	(149)	5	15	—	—	(129)
Operating income	715	408	1,123	(49)	15	(40)	(1)	1,048
Net financial expenses	(143)	(96)	(239)	2	—	33	2	(202)
Income taxes	(133)	(87)	(220)	18	(3)	3	—	(202)
Share in income of joint ventures	10	2	12	—	—	—	—	12
Income from continuing operations	449	227	676	(29)	12	(4)	1	656
Adjustments to operating income from above	89	60	149	(5)	(15)	—	—	129
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(24)	(20)	(44)	2	3	—	(1)	(40)
Underlying income from continuing operations	514	267	781	(32)	—	(4)	—	745

Net income	450	227	677	(29)	12	(4)	—	656

Underlying operating income	804	468	1,272	(54)	—	(40)	(1)	1,177
Depreciation and amortization[1]	548	334	882	(16)	—	43	—	909
Underlying EBITDA	1,352	802	2,154	(70)	—	3	(1)	2,086

Underlying operating margin	3.9%	3.8%	3.8%					3.6%
Underlying EBITDA margin	6.5%	6.4%	6.5%					6.5%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 15/51

Pro forma information
Pro forma financial information

Q1 2016

	Historical information			Pro forma adjustments				Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	11,769	6,153	17,922	(468)	—	—	(10)	17,444

Underlying operating income	449	221	670	(28)	—	(20)	(1)	621
Impairments	(18)	(12)	(30)	—	—	—	—	(30)
Gains / (losses) on the disposal of assets	1	(3)	(2)	—	—	—	—	(2)
Restructuring and related charges and other	(36)	(15)	(51)	—	10	—	—	(41)
Adjustments to operating income	(53)	(30)	(83)	—	10	—	—	(73)
Operating income	396	191	587	(28)	10	(20)	(1)	548
Net financial expenses	(83)	(47)	(130)	1	—	16	1	(112)
Income taxes	(78)	(36)	(114)	10	(2)	2	—	(104)
Share in income of joint ventures	6	1	7	—	—	—	—	7
Income from continuing operations	241	109	350	(17)	8	(2)	—	339
Adjustments to operating income from above	53	30	83	—	(10)	—	—	73
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(16)	(11)	(27)	—	2	—	—	(25)
Underlying income from continuing operations	278	128	406	(17)	—	(2)	—	387

Net income	241	109	350	(17)	8	(2)	—	339

Underlying operating income	449	221	670	(28)	—	(20)	(1)	621
Depreciation and amortization[1]	314	168	482	(9)	—	22	—	495
Underlying EBITDA	763	389	1,152	(37)	—	2	(1)	1,116

Underlying operating margin	3.8%	3.6%	3.7%					3.6%
Underlying EBITDA margin	6.5%	6.3%	6.4%					6.4%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 16/51

Pro forma information
Pro forma financial information

Q2 2016

	Historical information				Pro forma adjustments			Pro forma
€ million	Ahold	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	8,951	6,286	15,237	(405)	—	—	4	14,836

Underlying operating income	355	247	602	(26)	—	(20)	—	556
Impairments	(8)	(14)	(22)	6	—	—	—	(16)
Gains / (losses) on the disposal of assets	2	(5)	(3)	—	—	—	—	(3)
Restructuring and related charges and other	(30)	(11)	(41)	(1)	5	—	—	(37)
Adjustments to operating income	(36)	(30)	(66)	5	5	—	—	(56)
Operating income	319	217	536	(21)	5	(20)	—	500
Net financial expenses	(60)	(49)	(109)	1	—	17	1	(90)
Income taxes	(55)	(51)	(106)	8	(1)	1	—	(98)
Share in income of joint ventures	4	1	5	—	—	—	—	5
Income from continuing operations	208	118	326	(12)	4	(2)	1	317
Adjustments to operating income from above	36	30	66	(5)	(5)	—	—	56
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(8)	(9)	(17)	2	1	—	(1)	(15)
Underlying income from continuing operations	236	139	375	(15)	—	(2)	—	358

Net income	209	118	327	(12)	4	(2)	—	317

Underlying operating income	355	247	602	(26)	—	(20)	—	556
Depreciation and amortization[1]	234	166	400	(7)	—	21	—	414
Underlying EBITDA	589	413	1,002	(33)	—	1	—	970

Underlying operating margin	4.0%	3.9%	4.0%					3.7%
Underlying EBITDA margin	6.6%	6.6%	6.6%					6.5%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”

Page 17/51

Pro forma information
Pro forma financial information

Pro forma information by segment

Full year 2015

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	23,732	—	23,732	(626)	23,106
Delhaize America	—	16,038	16,038	(892)	15,146
The Netherlands	12,699	—	12,699	(75)	12,624
Belgium	—	4,983	4,983	(124)	4,859
Central and Southeastern Europe	1,772	3,374	5,146	—	5,146
Ahold Delhaize Group	38,203	24,395	62,598	(1,717)	60,881

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

€ million	Historical information			Pro forma
	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	878	—	878	(19)	859
Delhaize America	—	604	604	(121)	483
The Netherlands	557	—	557	(6)	551
Belgium	—	22	22	(21)	1
Central and Southeastern Europe	11	149	160	5	165
Global Support Office	(128)	(79)	(207)	47	(160)
Ahold Delhaize Group	1,318	696	2,014	(115)	1,899

2.	For the details of the pro forma adjustments, refer to table below.

Page 18/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(19)	—	—	—	—	—	(19)
Delhaize America	(62)	—	(65)	5	2	(1)	(121)
The Netherlands	(6)	—	—	—	—	—	(6)
Belgium	(5)	—	(22)	1	5	—	(21)
Central and Southeastern Europe	—	—	(3)	—	8	—	5
Global Support Office	—	62	—	—	(15)	—	47
Ahold Delhaize Group	(92)	62	(90)	6	—	(1)	(115)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 19/51

Pro forma information
Pro forma financial information

Q1 2015

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	7,026	—	7,026	(189)	6,837
Delhaize America	—	3,875	3,875	(228)	3,647
The Netherlands	3,748	—	3,748	(21)	3,727
Belgium	—	1,177	1,177	(29)	1,148
Central and Southeastern Europe	515	768	1,283	—	1,283
Ahold Delhaize Group	11,289	5,820	17,109	(467)	16,642

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	238	—	238	(5)	233
Delhaize America	—	138	138	(25)	113
The Netherlands	159	—	159	(2)	157
Belgium	—	(4)	(4)	(5)	(9)
Central and Southeastern Europe	(10)	18	8	1	9
Global Support Office	(41)	(8)	(49)	(8)	(57)
Ahold Delhaize Group	346	144	490	(44)	446

2.	For the details of the pro forma adjustments, refer to table below.

Page 20/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(5)	—	—	—	—	—	(5)
Delhaize America	(16)	—	(16)	1	5	1	(25)
The Netherlands	(2)	—	—	—	—	—	(2)
Belgium	(1)	—	(5)	—	1	—	(5)
Central and Southeastern Europe	—	—	(1)	—	2	—	1
Global Support Office	—	—	—	—	(8)	—	(8)
Ahold Delhaize Group	(24)	—	(22)	1	—	1	(44)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 21/51

Pro forma information
Pro forma financial information

Q2 2015

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	5,398	—	5,398	(141)	5,257
Delhaize America	—	4,031	4,031	(217)	3,814
The Netherlands	2,890	—	2,890	(18)	2,872
Belgium	—	1,255	1,255	(30)	1,225
Central and Southeastern Europe	400	828	1,228	—	1,228
Ahold Delhaize Group	8,688	6,114	14,802	(406)	14,396

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

€ million	Historical information			Pro forma
	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	195	—	195	(4)	191
Delhaize America	—	156	156	(31)	125
The Netherlands	132	—	132	(1)	131
Belgium	—	26	26	(6)	20
Central and Southeastern Europe	—	36	36	1	37
Global Support Office	(26)	(31)	(57)	27	(30)
Ahold Delhaize Group	301	187	488	(14)	474

2.	For the details of the pro forma adjustments, refer to table below.

Page 22/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(4)	—	—	—	—	—	(4)
Delhaize America	(14)	—	(16)	1	—	(2)	(31)
The Netherlands	(1)	—	—	—	—	—	(1)
Belgium	(1)	—	(6)	—	1	—	(6)
Central and Southeastern Europe	—	—	(1)	1	1	—	1
Global Support Office	—	29	—	—	(2)	—	27
Ahold Delhaize Group	(20)	29	(23)	2	—	(2)	(14)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 23/51

Pro forma information
Pro forma financial information

Q3 2015

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	5,248	—	5,248	(139)	5,109
Delhaize America	—	4,081	4,081	(218)	3,863
The Netherlands	2,796	—	2,796	(16)	2,780
Belgium	—	1,224	1,224	(31)	1,193
Central and Southeastern Europe	396	836	1,232	(1)	1,231
Ahold Delhaize Group	8,440	6,141	14,581	(405)	14,176

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information”.

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	197	—	197	(5)	192
Delhaize America	—	161	161	(26)	135
The Netherlands	121	—	121	(1)	120
Belgium	—	(13)	(13)	(5)	(18)
Central and Southeastern Europe	5	37	42	2	44
Global Support Office	(39)	(18)	(57)	5	(52)
Ahold Delhaize Group	284	167	451	(30)	421

2.	For the details of the pro forma adjustments, refer to table below.

Page 24/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(5)	—	—	—	—	—	(5)
Delhaize America	(15)	—	(16)	1	4	—	(26)
The Netherlands	(1)	—	—	—	—	—	(1)
Belgium	(2)	—	(6)	1	2	—	(5)
Central and Southeastern Europe	—	—	—	(1)	2	1	2
Global Support Office	—	13	—	—	(8)	—	5
Ahold Delhaize Group	(23)	13	(22)	1	—	1	(30)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 25/51

Pro forma information
Pro forma financial information

Q4 2015

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	6,060	—	6,060	(157)	5,903
Delhaize America	—	4,051	4,051	(229)	3,822
The Netherlands	3,265	—	3,265	(20)	3,245
Belgium	—	1,327	1,327	(34)	1,293
Central and Southeastern Europe	461	942	1,403	1	1,404
Ahold Delhaize Group	9,786	6,320	16,106	(439)	15,667

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	248	—	248	(5)	243
Delhaize America	—	149	149	(39)	110
The Netherlands	145	—	145	(2)	143
Belgium	—	13	13	(5)	8
Central and Southeastern Europe	16	58	74	1	75
Global Support Office	(22)	(22)	(44)	23	(21)
Ahold Delhaize Group	387	198	585	(27)	558

2.	For the details of the pro forma adjustments, refer to table below.

Page 26/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(5)	—	—	—	—	—	(5)
Delhaize America	(17)	—	(17)	2	(7)	—	(39)
The Netherlands	(2)	—	—	—	—	—	(2)
Belgium	(1)	—	(5)	—	1	—	(5)
Central and Southeastern Europe	—	—	(1)	—	3	(1)	1
Global Support Office	—	20	—	—	3	—	23
Ahold Delhaize Group	(25)	20	(23)	2	—	(1)	(27)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 27/51

Pro forma information
Pro forma financial information

Half year 2016

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	12,834	—	12,834	(318)	12,516
Delhaize America	—	8,095	8,095	(451)	7,644
The Netherlands	6,955	—	6,955	(48)	6,907
Belgium	—	2,511	2,511	(62)	2,449
Central and Southeastern Europe	931	1,833	2,764	—	2,764
Ahold Delhaize Group	20,720	12,439	33,159	(879)	32,280

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	473	—	473	(9)	464
Delhaize America	—	307	307	(63)	244
The Netherlands	329	—	329	(6)	323
Belgium	—	56	56	(4)	52
Central and Southeastern Europe	11	79	90	3	93
Global Support Office	(98)	(34)	(132)	4	(128)
Ahold Delhaize Group	715	408	1,123	(75)	1,048

2.	For the details of the pro forma adjustments, refer to table below.

Page 28/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(9)	—	—	—	—	—	(9)
Delhaize America	(36)	—	(30)	2	1	—	(63)
The Netherlands	(6)	—	—	—	—	—	(6)
Belgium	2	—	(11)	1	4	—	(4)
Central and Southeastern Europe	—	—	(2)	—	6	(1)	3
Global Support Office	—	15	—	—	(11)	—	4
Ahold Delhaize Group	(49)	15	(43)	3	—	(1)	(75)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 29/51

Pro forma information
Pro forma financial information

Q1 2016

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	7,308	—	7,308	(185)	7,123
Delhaize America	—	4,035	4,035	(234)	3,801
The Netherlands	3,933	—	3,933	(29)	3,904
Belgium	—	1,224	1,224	(30)	1,194
Central and Southeastern Europe	528	894	1,422	—	1,422
Ahold Delhaize Group	11,769	6,153	17,922	(478)	17,444

1.    The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)
	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	267	—	267	(6)	261
Delhaize America	—	152	152	(30)	122
The Netherlands	180	—	180	(4)	176
Belgium	—	20	20	(3)	17
Central and Southeastern Europe	3	36	39	3	42
Global Support Office	(54)	(17)	(71)	1	(70)
Ahold Delhaize Group	396	191	587	(39)	548
2. For the details of the pro forma adjustments, refer to table below.

Page 30/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(6)	—	—	—	—	—	(6)
Delhaize America	(18)	—	(16)	2	4	(2)	(30)
The Netherlands	(4)	—	—	—	—	—	(4)
Belgium	—	—	(5)	—	2	—	(3)
Central and Southeastern Europe	—	—	(1)	—	3	1	3
Global Support Office	—	10	—	—	(9)	—	1
Ahold Delhaize Group	(28)	10	(22)	2	—	(1)	(39)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 31/51

Pro forma information
Pro forma financial information

Q2 2016

Net sales

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize
Ahold USA	5,526	—	5,526	(133)	5,393
Delhaize America	—	4,060	4,060	(217)	3,843
The Netherlands	3,022	—	3,022	(19)	3,003
Belgium	—	1,287	1,287	(32)	1,255
Central and Southeastern Europe	403	939	1,342	—	1,342
Ahold Delhaize Group	8,951	6,286	15,237	(401)	14,836

1.    The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold	Delhaize	Subtotal	Adjustments[2]	Ahold Delhaize
Ahold USA	206	—	206	(3)	203
Delhaize America	—	155	155	(33)	122
The Netherlands	149	—	149	(2)	147
Belgium	—	36	36	(1)	35
Central and Southeastern Europe	8	43	51	—	51
Global Support Office	(44)	(17)	(61)	3	(58)
Ahold Delhaize Group	319	217	536	(36)	500

2.	For the details of the pro forma adjustments, refer to table below.

Page 32/51

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)3

€ million	Remedy and other divestments	Merger transaction costs	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(3)	—	—	—	—	—	(3)
Delhaize America	(18)	—	(14)	—	(3)	2	(33)
The Netherlands	(2)	—	—	—	—	—	(2)
Belgium	2	—	(6)	1	2	—	(1)
Central and Southeastern Europe	—	—	(1)	—	3	(2)	—
Global Support Office	—	5	—	—	(2)	—	3
Ahold Delhaize Group	(21)	5	(21)	1	—	—	(36)

3.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Page 33/51

Pro forma information
Notes to the pro forma financial information

Notes to the pro forma financial information

1.	The Company and its operations

The principal activity of Koninklijke Ahold Delhaize N.V. (“Ahold Delhaize” or the “Company” or “Group” or “Ahold Delhaize Group”), a public limited liability company with its registered seat and head office in Zaandam, the Netherlands, is the operation of retail food stores primarily in the United States and Europe.

2.	Basis of presentation

The information in this pro forma condensed combined financial information is unaudited (“pro forma information”).

The pro forma information presented in this communication is prepared and published only for illustrative purposes in connection with the recently completed merger and to present the effect of Ahold’s merger with Delhaize. The information is not intended to revise past performance, but instead to provide a comparative basis for the assessment of current performance. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize.

The pro forma information gives effect to the merger as if it had occurred on December 29, 2014, the first day of Ahold’s 2015 financial year. The pro forma information presented includes the historical results of Ahold and Delhaize, which are presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”). The merger is accounted for as a business combination using the acquisition method of accounting under IFRS 3 with Ahold considered as the acquirer of Delhaize. The pro forma information is intended to provide a comparative basis for the assessment of current performance. Therefore, the pro forma information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the merger, that reflect the alignment of accounting (including foreign currency translation) or that are not directly related to the on-going business of the new entity, Ahold Delhaize (such as the disposition of remedy stores and other divestments). These adjustments are based upon our estimates of the effects of the merger and certain related transactions as explained below. The pro forma information is not adjusted for any expected cost savings, synergies or restructuring actions that may result from the merger between Ahold and Delhaize, except for those already accounted for in the reported Ahold and Delhaize quarterly results. No adjustments for non-recurring, merger-related items were made, except for merger transaction costs.

The pro forma information is meant to provide a complete understanding of the Ahold Delhaize merger and other transactions, but is not intended to, and does not, replace the pro forma financial statements prepared in accordance with Article 11 of Regulation S-X or the EU Prospective Directive as included in the EU prospectus published on January 29, 2016.

Page 34/51

Pro forma information
Notes to the pro forma financial information

The following adjustments to historical data are reflected in the pro forma information:

Remedy and other divestments

The merger between Ahold and Delhaize was subject to approval by various anti-trust authorities, including those in Belgium and the United States. Remedy stores are those stores that are required to be divested, or were divested already, as a condition of approval by the Belgian and U.S. Competition Authorities. The performance of remedy stores is excluded from the pro forma information in order to provide a comparative basis for the assessment of current performance.

The adjustment for remedy stores was based upon actual store results and excludes any allocation of fixed overhead costs.

Ahold USA and Delhaize America

Remedy stores

On July 14, 2016, Ahold and Delhaize announced that their U.S. subsidiaries had reached agreements with buyers to divest a total of 86 stores in various locations in which they operate. These divestments were required to be made in connection with the U.S. Federal Trade Commission’s (“FTC”) review of the proposed merger. The purchase and sale agreements were subject to FTC approval and to the clearance of the merger by the FTC, which was received on July 22, 2016.

The divested stores are expected to be converted by the buyers to their new banners and re-opened as supermarkets after any remodeling planned by the buyers. Of the total 86 stores, 15 are stores of Ahold USA subsidiaries and excluded from the Ahold USA reportable segment and 71 are stores of Delhaize America subsidiaries and excluded from the Delhaize America reportable segment. These 86 stores represented 2015 net sales of €1.3 billion ($1.4 billion) (HY1 2016: €655 million or $732 million) and 2015 underlying operating income of €79 million ($88 million) (HY1 2016: €45 million or $50 million).

Other divestments

In addition to the remedy stores to be sold in the U.S., Ahold Delhaize announced on August 25, 2016, that it intends to divest another 10 stores in the Richmond area within the Ahold USA reportable segment. Similar to the remedy stores, these stores are not expected to form a part of the future performance of the Group in the long-term and therefore have been excluded from the pro forma information.

The adjustment for the 10 Richmond stores was based upon the actual store results for these stores and excludes any allocation of fixed overhead costs, similar to the remedy store adjustment. These 10 stores represented 2015 net sales of €216 million ($240 million) (HY1 2016: €108 million or $120 million) and 2015 underlying operating income of €2 million ($2 million) (HY1 2016: €0.3 million or $0.3 million).

Page 35/51

Pro forma information
Notes to the pro forma financial information

Belgium and The Netherlands

Remedy stores

On March 15, 2015, Ahold and Delhaize announced that they had received approval from the Belgian Competition Authority (“BCA”) for their merger. The BCA’s approval was conditional upon the divestment of a limited number of stores in Belgium to address competition concerns raised by the regulator. In total, 13 existing stores were to be divested, consisting of eight Albert Heijn stores (included in The Netherlands reportable segment) and five Delhaize franchise stores (included in the Belgium reportable segment). The divestment package does not include any of Delhaize’s integrated stores. These 13 stores represented 2015 net sales of €94 million (HY1 2016: €59 million) and 2015 underlying operating income of €10 million (HY1 2016: €7 million).

Tom & Co stores

On June 27, 2016, Delhaize announced that it would sell its pet specialist shop chain, Tom & Co, with stores in Belgium, Luxembourg and France. Tom & Co had 135 franchise and eight owned stores, all included in the Belgium reportable segment. The deal was completed on July 29, 2016. As with the remedy stores, in order to have a comparable basis for performance development, Ahold Delhaize has decided to issue the pro forma information excluding the results of the Tom & Co stores as these will not impact the future performance of the Group.

Tom & Co operations were conducted within two legal entities. In order to arrive at the disclosed pro forma information, the results of these two legal entities were excluded from the historic results. In addition, further results, specifically related to Tom & Co, incurred and recorded on Group level were also excluded from the pro forma information.

These 135 stores represented 2015 net sales of €105 million (HY1 2016: €51 million) and 2015 underlying operating income of €3 million (HY1 2016: €1 million).

Merger transaction costs

Merger transaction costs are excluded from the pro forma information. The effects of financial, legal and advisory costs incurred in connection with the merger are not reflected in the pro forma condensed combined income statement as these costs are considered to be a non-recurring charge directly related to the transaction and do not have a continuing impact on the combined operating results. Total transaction costs of €62 million were excluded from the 2015 results and €15 million from the first half year of 2016 results. The tax impact of the removal of these costs amounting to €16 million (2015) and €3 million (HY1 2016) has also been adjusted in the pro forma information.

The merger transaction costs adjustment was based upon the actual costs incurred in each historical period and as reported by Ahold and Delhaize in previous quarterly press releases. The tax impact was calculated using the statutory tax rate of 25% in the Netherlands for deductible transaction costs incurred by Ahold and the statutory tax rate in Belgium of 34% for deductible transaction costs incurred by Delhaize.

Page 36/51

Pro forma information
Notes to the pro forma financial information

Purchase price allocation effects

The merger will be accounted for in accordance with IFRS 3 using the acquisition method of accounting under which the purchase consideration of €10,765 million is allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the merger’s consummation date.

For purposes of determining the pro forma information, the provisional allocation of the purchase consideration was based upon the estimates of fair value of the assets acquired and liabilities assumed as of the July 23, 2016, merger date. The final purchase price allocation could result in adjustments to fair values and resulting charges. The effects of the Purchase Price Allocation (“PPA”) are included as if the merger was completed on the first day of the comparative period (December 29, 2014: the beginning of the 2015 financial year). Since the PPA effects will significantly impact the performance of the group going forward, it was considered appropriate to include the estimated impact in the pro forma information.

Depreciation and amortization PPA effects

As a result of the fair value adjustments to tangible and intangible assets, adjustments have been made to depreciation and amortization.

As a result of the PPA, a number of intangible assets have been identified, of which banner names are the most significant. The useful lives of the banner names were estimated to be indefinite, which means that these balances are not amortized and therefore have no impact on the pro forma information. Other intangible assets identified include contractual relationships, which mainly relate to the franchise and affiliates network in Belgium, pharmacy scripts in the Delhaize America reportable segment and private label brand names in the Delhaize America and Central and Southeastern Europe reportable segments.

Fair value adjustments were also recorded for tangible assets, with the majority of the adjustments impacting land, which is not depreciated, buildings and leasehold improvements. The Delhaize America and Belgium reportable segments were the most impacted by these fair value adjustments. In the Central and Southeastern Europe reportable segment, the estimated fair values of tangible assets, excluding land, were mainly lower than the historic net book values, and therefore fair value step-downs were recorded, resulting in a positive impact on operating income in this segment.

Other PPA effects

Other PPA effects impacting operating income are mainly related to unfavorable lease liabilities in Delhaize America, Belgium and Greece and favorable lease-related intangible assets in all reportable segments being reported so that the related unwinding of these are recorded through net rental income and expense. See also Note 3 “Change in presentation” for more information about the change in presentation of the amortization of the favorable lease-related intangible assets.

Fair value adjustments were also made in the provisional PPA to external debt (impacting the Delhaize America reportable segment and Global Support Office) and finance lease liabilities, mainly in the Delhaize America and Belgium reportable segments. Due to current low interest rates, a significant fair value adjustment was recorded for both external debt and finance lease liabilities, which leads to a significant decrease in interest expense in the first two years. Due to the shorter-term nature of the debt, the impact will diminish after approximately two years. These fair value adjustments impact the “Net financial expenses” line in the income statement.

Page 37/51

Pro forma information
Notes to the pro forma financial information

Foreign currency alignment

Delhaize used the average daily exchange rate (i.e., the year-to-date average of exchange rates on each working day) to translate the income statements of foreign group entities into euros, while Ahold used the average exchange rates for each of the respective periods (i.e., the average of exchange rates on each working day during a four- or five-week period). For determining the pro forma information in euros, the historic data per group entity was obtained in local currency and the income statements were translated using the periodic average exchange rates for the respective periods. Ahold Delhaize will use the periodic average exchange rates for translating income statements, following the method that Ahold used historically.

The adjustments reported as foreign currency alignment represent the difference between the euro amounts previously reported by Delhaize using the yearly average rates and the local currency results of foreign group entities translated into euros, using the periodic average rate.

Global Support Office alignment

Both Ahold and Delhaize separately reported corporate activities in the past; however, the composition of these activities differed. Pro forma adjustments have been made to align pro forma segment information with the way that Ahold Delhaize has organized its corporate activities. This has resulted in certain types of costs - for example, the result of insurance activities net of premiums charged to segments and internal audit costs - that were previously included in the Delhaize reportable segments being reallocated to the Global Support Office.

The Global Support Office adjustments recorded in the pro forma information were based upon an analysis of different functions and where the related costs were recorded by Delhaize in the past. Adjustments were made to include the (self-)insurance activities previously reported in segment results in the Global Support Office.

Accounting policy alignment

We prepared an analysis of accounting policy differences between Ahold and Delhaize and their estimated impact on the pro forma results following this alignment and determined that any impact on the pro forma results is not material for pro forma illustration purposes. As a result, no adjustment has been recorded.

Page 38/51

Pro forma information
Notes to the pro forma financial information

Reporting calendar

Ahold and Delhaize had different reporting calendars with regard to the number of weeks included in each quarter during the year. The pro forma information is based on the following number of weeks per quarter of the Ahold and Delhaize entities:

Weeks per quarter

Year	Company	Q1	Q2	Q3	Q4	Year
2015	Ahold	16	12	12	13	53
	Delhaize	13	13	13	13	52
2016	Ahold	16	12	12	12	52
	Delhaize	13	13	13	13	52

No pro forma adjustment for the purposes of the pro forma financial information has been made for the difference in the number of weeks in the quarterly periods. Ahold Delhaize will align the reporting calendar in 2017, as further described below. The objective of providing pro forma information is to enable quarter-on-quarter assessment of combined performance going forward. The pro forma numbers will therefore not show a split into Ahold and Delhaize performance but will include combined performance only. The table above, which provides an overview of the current reporting calendar, shows that, in total, the number of weeks of performance in each quarter in 2015 and 2016 is comparable.

In 2017, the reporting calendars will be aligned and Ahold Delhaize will use a 4/4/5-week calendar, resulting in four 13-week quarters. New pro forma information is to be provided for 2016 to establish a revised comparative basis for assessing the Company’s performance. The following table shows the adjusted number of weeks per quarter for 2016 and the number of weeks per quarter for 2017:

Weeks per quarter

Year	Company	Q1	Q2	Q3	Q4	Year
2016 adj	Ahold	13	13	13	13	52
	Delhaize	13	13	13	13	52
2017	Ahold	13	13	13	13	52
	Delhaize	13	13	13	13	52

Page 39/51

Pro forma information
Notes to the pro forma financial information

3.	Change in presentation

As part of the PPA of an acquisition, favorable lease-related intangible assets and unfavorable lease-related liabilities were identified. In the historical results of both Ahold and Delhaize, the unwinding of these liabilities were recorded as part of rent expense and income - net within Ahold and operating lease expense within Delhaize, while the amortization of the intangible asset was included in the amortization expense of each company. This resulted in a mismatch of the net PPA effect of a similar item on the basis that it relates to either an asset or a liability. This treatment also impacts the non-GAAP measures of EBITDA and underlying EBITDA, as the impact of the favorable lease-related intangible asset is added back from these non-GAAP measures, but the impact of the unwinding of the lease-related liability is included.

Both Ahold’s and Delhaize’s historical information has therefore been restated so that the amortization of the lease-related liability is no longer included in the total depreciation and amortization expense line but recorded as rent expense and income - net within Ahold Delhaize. The net effect of the amortization and unwinding of the liability is, as a result, recorded as rent expense and income - net.

The impact of this reclassification was as follows:

€ million	2015 as reported	Change in presentation	2015 as restated	HY 2016 as reported	Change in presentation	HY 2016 as restated

Depreciation and amortization
Ahold	1,004	(11)	993	556	(8)	548
Delhaize	666	(7)	659	337	(3)	334
Ahold Delhaize combined	1,670	(18)	1,652	893	(11)	882

Rent expense and income - net / operating lease expense
Ahold	621	11	632	343	8	351
Delhaize	351	7	358	181	3	184
Ahold Delhaize combined	972	18	990	524	11	535

Page 40/51

Pro forma information
Other pro forma information

Other pro forma information

Reconciliation of pro forma non-GAAP measures

Full year 2015

€ million	Pro forma
	Operating income FY 2015	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income FY 2015	Depreciation and amortization	Underlying EBITDA FY 2015

Ahold USA	859	20	(10)	53	922	650	1,572
Delhaize America	483	6	9	21	519	476	995
The Netherlands	551	19	(8)	8	570	270	840
Belgium	1	17	—	68	86	147	233
Central and Southeastern Europe	165	6	4	18	193	142	335

Global Support Office	(160)	—	—	25	(135)	22	(113)
Ahold Delhaize Group	1,899	68	(5)	193	2,155	1,707	3,862
Q1 2015
	Pro forma
€ million	Operating income Q1 2015	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q1 2015	Depreciation and amortization	Underlying EBITDA Q1 2015

Ahold USA	233	5	—	13	251	198	449
Delhaize America	113	2	—	6	121	117	238
The Netherlands	157	9	(2)	—	164	83	247
Belgium	(9)	4	—	16	11	38	49
Central and Southeastern Europe	9	1	—	12	22	37	59

Global Support Office	(57)	—	—	6	(51)	5	(46)
Ahold Delhaize Group	446	21	(2)	53	518	478	996

Page 41/51

Pro forma information
Other pro forma information

Q2 2015

	Pro forma
€ million	Operating income Q2 2015	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q2 2015	Depreciation and amortization	Underlying EBITDA Q2 2015

Ahold USA	191	3	(4)	19	209	147	356
Delhaize America	125	1	1	1	128	122	250
The Netherlands	131	—	(3)	1	129	60	189
Belgium	20	—	—	14	34	38	72
Central and Southeastern Europe	37	(1)	1	4	41	35	76

Global Support Office	(30)	—	—	1	(29)	6	(23)
Ahold Delhaize Group	474	3	(5)	40	512	408	920
Q3 2015
	Pro forma
€ million	Operating income Q3 2015	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q3 2015	Depreciation and amortization	Underlying EBITDA Q3 2015

Ahold USA	192	5	(2)	12	207	149	356
Delhaize America	135	—	3	7	145	117	262
The Netherlands	120	2	—	5	127	62	189
Belgium	(18)	2	—	29	13	37	50
Central and Southeastern Europe	44	—	—	—	44	35	79

Global Support Office	(52)	—	—	8	(44)	5	(39)
Ahold Delhaize Group	421	9	1	61	492	405	897

Page 42/51

Pro forma information
Other pro forma information

Q4 2015

	Pro forma
€ million	Operating income Q4 2015	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q4 2015	Depreciation and amortization	Underlying EBITDA Q4 2015

Ahold USA	243	7	(4)	9	255	156	411
Delhaize America	110	3	5	7	125	120	245
The Netherlands	143	8	(3)	2	150	65	215
Belgium	8	11	—	9	28	34	62
Central and Southeastern Europe	75	6	3	2	86	35	121

Global Support Office	(21)	—	—	10	(11)	6	(5)
Ahold Delhaize Group	558	35	1	39	633	416	1,049
Half year 2016
	Pro forma
€ million	Operating income HY 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income HY 2016	Depreciation and amortization	Underlying EBITDA HY 2016

Ahold USA	464	13	(2)	22	497	359	856
Delhaize America	244	3	6	9	262	241	503
The Netherlands	323	10	—	7	340	151	491
Belgium	52	14	—	1	67	72	139
Central and Southeastern Europe	93	6	1	—	100	74	174

Global Support Office	(128)	—	—	39	(89)	12	(77)
Ahold Delhaize Group	1,048	46	5	78	1,177	909	2,086

Page 43/51

Pro forma information
Other pro forma information

Q1 2016

	Pro forma
€ million	Operating income Q1 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q1 2016	Depreciation and amortization	Underlying EBITDA Q1 2016

Ahold USA	261	9	(1)	16	285	207	492
Delhaize America	122	—	3	5	130	122	252
The Netherlands	176	7	(1)	3	185	85	270
Belgium	17	12	1	—	30	36	66
Central and Southeastern Europe	42	2	—	—	44	39	83

Global Support Office	(70)	—	—	17	(53)	6	(47)
Ahold Delhaize Group	548	30	2	41	621	495	1,116

Page 44/51

Pro forma information
Other pro forma information

Q2 2016

	Pro forma
				Restructuring
€ million	Operating income Q2 2016	Impairments	(Gains) / losses on the disposal of assets	and related charges and other	Underlying operating income Q2 2016	Depreciation and amortization	Underlying EBITDA Q2 2016

Ahold USA	203	4	(1)	6	212	152	364
Delhaize America	122	3	3	4	132	119	251
The Netherlands	147	3	1	4	155	66	221
Belgium	35	2	(1)	1	37	36	73
Central and Southeastern Europe	51	4	1	—	56	35	91

Global Support Office	(58)	—	—	22	(36)	6	(30)
Ahold Delhaize Group	500	16	3	37	556	414	970
Reconciliation of Free cash flow

€ million	FY 2015	Q1 2015	Q2 2015	Q3 2015	Q4 2015	HY 2016	Q1 2016	Q2 2016
Free cash flow as reported: Delhaize	518	(93)	308	(55)	358	(42)	(268)	226
Definition alignment adjustment: Delhaize[1]	3	3	3	6	(9)	17	7	10
Free cash flow aligned: Delhaize	521	(90)	311	(49)	349	(25)	(261)	236
Free cash flow as reported: Ahold	1,184	186	367	230	401	540	287	253
Free cash flow aligned: Ahold Delhaize	1,705	96	678	181	750	515	26	489
Pro forma adjustments[2]	(53)	(28)	(3)	(17)	(5)	(33)	(12)	(21)
Pro forma free cash flow	1,652	68	675	164	745	482	14	468

1.	This adjustment relates to the alignment of the free cash flow definition to the Ahold Delhaize definition. For more information, see “Use of non-GAAP financial measures and operational metrics.”
2.	Pro forma adjustments are related to the remedy stores, Tom & Co and other divestments, the impact of the exchange rate adjustment and merger transaction costs.

Page 45/51

Pro forma information
Pro forma earnings per share

Pro forma earnings per share

The number of shares outstanding as of the merger effective date of July 24, 2016, is used as the basis for the calculation of the pro forma number of shares outstanding for all quarters of 2015 and 2016 as reported. Pro forma basic and underlying earnings per share from continuing operations are calculated by dividing the pro forma (underlying) income from continuing operations attributable to equity holders by these numbers of shares outstanding. The number of outstanding common shares as of July 24, 2016, was 1,272,112,616 shares, after the reverse stock split (reduction of 48,507,004 shares) and shares issued to Delhaize shareholders as part of the merger (496,000,577 shares).

Page 46/51

Pro forma information
Pro forma store portfolio

Pro forma store portfolio per segment (including franchise stores)

	Ahold USA	Delhaize America	The Netherlands	Belgium	Central and Southeastern Europe	Total Ahold Delhaize

As reported
Q1 2015	766	1,294	2,114	878	1,450	6,502
Pro forma adjustments - Q1 2015[1]	(25)	(71)	(7)	(144)	—	(247)
Pro forma
Q1 2015	741	1,223	2,107	734	1,450	6,255
Q2 2015	739	1,220	2,115	737	1,482	6,293
Q3 2015	737	1,220	2,117	742	1,492	6,308
Q4 2015	763	1,217	2,126	742	1,539	6,387
Q1 2016	763	1,215	2,125	751	1,541	6,395
Q2 2016	762	1,213	2,133	754	1,565	6,427

1.	Pro forma adjustments are related to the remedy stores, Tom & Co and other divestments. Adjustments to arrive at pro forma store numbers for Q2 2015 through Q2 2016 are similar to those for Q1 2015 as illustrated above, but will differ to reflect additions and disposals within the divested store populations.

Page 47/51

Pro forma information
Use of Non-GAAP financial measures and operating metrics

Use of non-GAAP financial measures and operating metrics

As a supplement to its GAAP results, Ahold Delhaize uses non-GAAP measures and operating metrics to evaluate its results of operations and cash flows as described below. Non-GAAP measures and operating metrics have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of operating results or cash flows as reported under GAAP. Ahold Delhaize compensates for these limitations by relying primarily on the GAAP results and using non-GAAP measures and operating metrics only for supplemental purposes. Other companies in the retail industry may calculate these measures differently than Ahold Delhaize does, limiting their usefulness as comparative measures.

The pro forma information includes the following non-GAAP financial measures and operating metrics:

Underlying operating income and margin

Ahold Delhaize defines “underlying operating income” as the operating income adjusted for items that the Company’s management believes can cause a distortion in understanding the trend of the development of its underlying operating performance. Underlying operating income is calculated as operating income, adjusted for impairments of non-current assets, gains and losses on the sale of assets, restructuring and related charges, and other specific items considered to not be directly related to the underlying operating performance, such as pension-related settlements and curtailments. Restructuring and related charges include, for example, exit costs, shut-down costs and costs to rebrand acquired stores.

For the purposes of the pro forma information, no changes were made to the underlying operating income adjustments as previously reported by either Ahold or Delhaize, and therefore some items might have been classified as adjustments to underlying income in the historical results of Ahold and Delhaize and in the pro forma information, but might not be classified as such in the future.

The Company has included underlying operating income, as it is a key performance metric used by management across its businesses. Ahold Delhaize believes this is a useful measure for investors in understanding the performance of its underlying operations. Underlying operating income is not a measure in accordance with IFRS and accordingly should not be considered as an alternative to operating income. Underlying operating income margin is calculated as underlying operating income as a percentage of net sales.

Underlying earnings before interest, taxes, depreciation and amortization, or underlying EBITDA

Ahold Delhaize defines underlying EBITDA as underlying operating income plus depreciation and amortization. Underlying EBITDA is considered to be a useful measure for investors to analyze profitability by eliminating the effects of financing (i.e., net financial expense), capital investments and the impact of the purchase price allocation (i.e., depreciation and amortization).

Underlying income from continuing operations

Ahold Delhaize defines underlying income from continuing operations as income from continuing operations adjusted for (i) the elements adjusted from operating income to determine underlying operating income (see separate definition), (ii) material non-recurring finance costs and income tax expense, and (iii) the potential effect of income tax on all these items.

Page 48/51

Pro forma information
Use of Non-GAAP financial measures and operating metrics

Underlying earnings per share from continuing operations

Underlying earnings per share from continuing operations is calculated as underlying income from continuing operations, divided by the number of shares outstanding.

Free cash flow

Ahold Delhaize defines free cash flow as operating cash flows from continuing operations minus net capital expenditures and net interest paid plus dividends received. Ahold Delhaize has included free cash flow as the Company believes it is a useful measure for investors, because it provides insight into the cash flows available to, among other things, reduce debt and pay dividends. Free cash flow is derived from the financial statements; however, this is not a measure calculated in accordance with IFRS and may not be comparable to similar measures presented by other companies. Accordingly, free cash flow should not be considered as an alternative to operating cash flow.

Ahold and Delhaize used different definitions in the past to define free cash flow; Ahold Delhaize will use Ahold’s historical definition going forward. Delhaize defined free cash flow as cash flows before financing activities, investment in / sale and maturity of debt securities, term deposits and derivative-related collaterals. The main differences in the definition compared to what will be used by Ahold Delhaize going forward are that Delhaize included cash flows related to business acquisitions, business disposals and discontinued operations in their free cash flow calculation. For the purposes of the pro forma information, pro forma adjustments were made to the Delhaize free cash flow figures previously reported to align it with the Ahold and Ahold Delhaize definition.

Comparable sales and comparable sales excluding gasoline sales

The comparable sales operating metric is defined as net sales, in local currency, from exactly the same stores and online sales in existing market areas for the most recent comparable period plus net sales from stores that are replaced within the same market area. For markets that sell gasoline, Ahold Delhaize also calculates the comparable sales, excluding gasoline sales, to eliminate gasoline price volatility in the comparison.

Comparable sales and comparable sales excluding gasoline sales are not reflected in Ahold Delhaize’s financial statements. However, the Company believes that disclosing comparable sales and comparable sales excluding gasoline sales provides additional useful analytical information to investors regarding the operating performance of Ahold Delhaize as it neutralizes the impact of, for example, newly acquired stores in the calculation of sales growth.

Historically, Ahold and Delhaize classified stores as comparable using different time periods. Ahold measured a store for comparable sales after being open for a full 52 weeks, while Delhaize used 56 weeks. In the pro forma information, the historic classification has not been adjusted. From 2017 onwards, the classification will be aligned and Ahold Delhaize will use 56 weeks.

In addition, Delhaize adjusted comparable sales for calendar effects while Ahold only adjusted for the impact of a 53-week year on the following year’s comparable sales (i.e., weeks 1 to 52 are respectively compared to weeks 2 to 53 of the preceding year when it is a 53-week year). The comparable sales growth disclosed in the pro forma information has been adjusted to exclude calendar effects, other than the 53-week year impact on Delhaize America’s 2015 comparable sales growth (as 2014 was a 53-week year), to be consistent with Ahold’s comparable sales growth.

Page 49/51

Pro forma information
Use of Non-GAAP financial measures and operating metrics

Global Support Office costs

Global Support Office costs relate to the responsibilities of the Global Support Office, including Finance, Strategy and Mergers & Acquisitions, Internal Audit, Legal & Compliance, Human Resources, Information Technology, Insurance, Treasury, Communications, Investor Relations, Corporate Responsibility, and the majority of the Executive Committee. Global Support Office costs also include results from other activities coordinated centrally but not allocated to any subsidiary.

Zaandam, the Netherlands

October 6, 2016

Page 50/51

Pro forma information
Cautionary notice and disclaimer

Cautionary notice and disclaimer

The pro forma information presented in this communication is not, and does not form part of, official (interim) accounts or reports and is prepared and published only for illustrative purposes in connection with the recently completed merger and to present the effect of Ahold’s merger with Delhaize. The information is not intended to revise past performance, but instead to provide a comparative basis for the assessment of current performance. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize.

This communication contains forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance, or events to differ materially from those included in such statements. These statements or disclosures are based on management’s current beliefs as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions.

This communication contains Ahold Delhaize forward-looking statements as to, among others, adjustment differences due to additions and disposals within divested store populations, the use of non-GAAP financial measures and operating metrics and changes in classifications as adjustments to underlying income in the historical results of Ahold and Delhaize and in the pro forma information.

Many of the risks and uncertainties relate to factors that are beyond Ahold Delhaize’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the risks that the new businesses will not be integrated successfully or promptly or that Ahold Delhaize will not realize the expected benefits from the transaction; (ii) Ahold Delhaize’s ability to successfully implement and complete its plans and strategies and to meet its targets; (iii) risks related to disruption of management time from ongoing business operations due to attention being required in connection with the integration; (iv) the benefits from Ahold Delhaize’s plans and strategies being less than anticipated; (v) the effect of the merger on Ahold Delhaize’s ability to retain customers, retain and hire key personnel, attract associates who are integral to the success of the business and maintain relationships with suppliers, and on their operating results and businesses generally; (vi) the effect of general economic or political conditions; (vii) Ahold Delhaize’s business and IT continuity, collective bargaining, distinctiveness, competitive advantage and economic conditions; (viii) information security, legislative and regulatory environment and litigation risks and product safety, pension plan funding, strategic projects and sustainable retailing; (ix) insurance and unforeseen tax liabilities; (x) and other factors as discussed in Ahold Delhaize’s public filings and other disclosures.

Investors and shareholders are cautioned not to place undue reliance on the forward-looking statements. Forward-looking statements speak only as of the date they are made. Ahold Delhaize does not assume any obligation to update any public information or forward-looking statement in this communication to reflect events or circumstances after the date of this communication, except as may be required by applicable laws.

Outside the Netherlands, Koninklijke Ahold Delhaize N.V., being its registered name, presents itself under the name of “Royal Ahold Delhaize” or simply “Ahold Delhaize.”

Page 51/51